Exhibit 4


                                  AMENDMENT #1
                     STOCKHOLDER PROTECTION RIGHTS AGREEMENT


     Reference is made to the STOCKHOLDER PROTECTION RIGHTS AGREEMENT between Registrar and Transfer Company ("Rights Agent") and Praxair, Inc. ("Company") dated as of June 30, 2002.

     The Agreement shall be amended effective as of December 9, 2003 as follows:

     The definition for "Expiration Time" contained in Article 1.1 shall be deleted in its entirety and replaced with the following:

     ""Expiration Time" shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on May 3, 2004, unless, for purposes of this clause (iii), extended by action of the stockholders of the company (in which case the applicable time shall be the time to which it has been so extended), and (iv) immediately prior to the effective time of a consolidation, merger or statutory share exchange that does not constitute a Flip-over Transaction or Event."

     Except as set forth above, all terms and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.


ACCEPTED                                               ACCEPTED
REGISTRAR AND TRANSFER COMPANY                         PRAXAIR, INC.


By:   /s/William P. Tatler                        By:  /s/Robert A. Bassett
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         William P. Tatler                                Robert A. Bassett
         Vice President                                   Assistant Secretary

Date:    December 9, 2003                         Date:   December 9, 2003
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